                                                                                                        Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555
GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FIRST QUARTER 2007 FINANCIAL RESULTS

Declares $0.66 per Share Dividend for Q1 2007

New York, New York, May 2, 2007 - Genco Shipping & Trading Limited (NYSE:GNK) today reported its financial results for the three months ended March 31, 2007.

The following financial review discusses the results for the three months ended March 31, 2007 and March 31, 2006.

First Quarter 2007 and Year to Date Highlights

•	Declared a dividend of $0.66 per share, based on Q1 2007 results, payable on or about May 31, 2007 to all shareholders of record as of May 17, 2007;

•	Recorded net income of $19.8 million, or $0.78 basic and diluted earnings per share;

•	Excluding the $3.6 million gain on the sale of the Genco Glory, we recorded net income of $16.3 million, or $0.64 basic and diluted earnings per share;

•	Transferred our common stock listing to the NYSE under the symbol GNK on April 11, 2007;

•	Paid a $0.66 per share dividend on March 9, 2007 based on Q4 2006 results;

•	Completed the closing of a secondary offering of our common stock by Fleet Acquisition LLC, on February 20, 2007, at the market price of $30.73;

•	Completed the sale of the Genco Glory on February 21, 2007 and realized a gain of $3.6 million; and

•	Reached agreements on the following time charters:

Vessel	Charterer	Charter Duration	Time Charter Rate (1)

Genco Leader	AS Klaveness	23 to 25 Months	$25,650
Genco Acheron	STX Panocean (UK) Co. Ltd.	11 to 13 Months	$30,000
Genco Marine	NYK Europe	11 to 13 Months	$24,000
Genco Prosperity	A/C Pacific Basin Chartering Ltd.	11 to 13 Months	$26,000
Genco Vigour	STX Panocean (UK) Co. Ltd.	23 to 25 Months	$29,000(2)
Genco Explorer, Pioneer, Progress, Reliance, Sugar	Lauritzen Bulkers A/S	23 to 25 Months	$19,500
Genco Beauty	Cargill International S.A.	23 to 26 Months	$31,500
Genco Knight	SK Shipping LTD.	23 to 25 Months	$37,700(3)

(1) Time charter rates presented are the gross daily charterhire rates before the payments of brokerage commissions ranging from 1.25% to 6.25% to third parties, except as indicated for the Genco Trader and the Genco Leader in note 4 to the table appearing below under the heading “Genco Shipping & Trading Limited’s Fleet”. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(2) We have reached an agreement to commence a time charter for 23 to 25 months at a rate of $33,000 per day for the first 11 months, $25,000 per day for the following 11 months and $29,000 per day thereafter, less a 5% third-party brokerage commission. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $29,000 per day for 23 to 25 months in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The time charter is expected to commence following the expiration of the vessel’s current time charter on or about May 5, 2007.
(3) We have reached an agreement to commence a time charter for 23 to 25 months at a rate of $37,700 per day less a 6.25% third party commission. The time charter, subject to definitive documentation, is expected to commence following the expiration of the vessel’s current time charter.

Financial Review: 2007 First quarter

The Company recorded net income of $19.8 million or $0.78 basic and diluted earnings per share for the three months ended March 31, 2007. Comparatively, for the three months ended March 31, 2006 net income was $16.6 million or $0.66 basic and diluted earnings per share. Included in net income for the first quarter of 2007 is a $3.6 million gain on the sale of the Genco Glory. Excluding the gain on the sale of the Genco Glory, net income for the first quarter of 2007 was $16.3 million, or $0.64 basic and diluted earnings per share. EBITDA was $30.5 million for the three months ended March 31, 2007 versus $25.6 million for the three months ended March 31, 2006.

Robert Gerald Buchanan, President, commented, “We are pleased to build on our success experienced in 2006 and have maintained strong momentum entering 2007. During the first quarter and year-to-date, we have continued to execute our strategy of locking away a large portion of our fleet on time charters at attractive rates by signing a total of twelve vessels to time charters at rates equal to or above previous levels. Through our successful efforts in this important area, we currently have approximately 92% of our fleet's available days secured on contracts for the remainder of 2007 and 50% for 2008. As we maintain our focus on securing time charter coverage for our high-quality fleet with leading international charterers, we remain committed to distributing significant dividends to our shareholders and seeking additional growth opportunities.”

Genco Shipping & Trading Limited recorded revenues of $37.2 million for the three months ended March 31, 2007 versus $32.6 million for the three months ended March 31, 2006, an increase of 14.1%, primarily due to the operation of a larger fleet.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased slightly to $20,683 per day for the three months ended March 31, 2007 compared to $20,687 for the three months ended March 31, 2006. The decrease was due mostly to higher charter rates achieved in the first quarter of 2006 versus the first quarter of 2007 for the five Handysize vessels on charter with Lauritzen Bulkers A/S, which commenced their extended time charter contracts at $13,500 per vessel per day during the third quarter of 2006. The decrease in TCE rates was countered by higher charter rates achieved in the first quarter of 2007 versus the same period last year for the Genco Leader and Genco Trader, the two vessels which operated in the Baumarine pool during the first quarter of 2006 and were subject to fluctuations of the spot market. Additionally, the Genco Trader incurred 10 days of unscheduled offhire related to maintenance during the first quarter of 2007 and we expect to incur an additional 27 days of offhire during the second quarter of 2007 for a total of 37 days related to the Genco Trader. We believe that any offhire over 14 days will be reimbursed by our insurance coverage, but revenue is not recognized until the insurance claim has been realized.

Excluding the gain on the sale of the Genco Glory, total operating expenses increased to $18.5 million for the three months ended March 31, 2007 from $14.9 million for the three-month period ended March 31, 2006. Vessel operating expenses were $6.4 million for the first quarter of 2007 compared to $4.6 million for the same period last year. The increase in vessel operating expenses was due to the operation of a larger fleet, as well as higher crewing and lube expenses. General and administrative expenses increased to $3.2 million from $2.4 million during the comparative periods. The rise was primarily due to previously announced expenses related to the secondary offering by Fleet Acquisition LLC and costs associated with higher employee non-cash compensation. Management fees were $0.4 million for the three months ended March 31, 2007 and $0.3 million for the three months ended March 31, 2006, respectively, and relate to fees paid to our independent technical managers.

Daily vessel operating expenses increased to $3,627 per vessel per day during the first quarter of 2007 from $2,980 for the same quarter last year. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on management’s estimates and budgets provided by our technical managers, we expect our vessels to have daily vessel operating expenses during 2007 on a weighted basis of $3,682. For the quarter ended March 31, 2007, daily vessel operating expenses were $55 below the $3,682 yearly budget for 2007.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the three months ended March 31, 2007 decreased 2.5% to $23.3 million from $23.9 million. The decrease was primarily due to higher prepaid expenses and deferred drydocking costs in the three months ended March 31, 2007. Net cash provided by operating activities for three months ended March 31, 2007 was primarily a result of recorded net income of $19.8 million, less the gain from the sale of the Genco Glory of $3.6 million, plus depreciation and amortization charges of $7.2 million. For the three months ended March 31, 2006, net cash provided by operating activities was mostly a result of recorded net income of $16.6 million, and depreciation and amortization charges of $6.4 million.

Net cash provided by (used in) investing activities increased to $12.8 million for the three months ended March 31, 2007 from ($0.6) million for the three months ended March 31, 2006. For the three months ended March 31, 2007 the cash provided by investing activities related primarily to the proceeds from the sale of the Genco Glory of $13.0 million. For the three months ended March 31, 2006, the cash used in investing activities primarily related to the purchase of fixed assets for $0.6 million.

Net cash used in financing activities for the quarters ended March 31, 2007 and 2006 was $22.5 million and $15.3 million, respectively. For the three months ended March 31, 2007, net cash used in financing activities consisted of the payment of cash dividends of $16.8 million and of the repayment of $5.7 million of our credit facility. For the same period last year, financing activities consisted primarily of the payment of dividends of $15.3 million.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Our fleet consists of seven Panamax drybulk carriers, seven Handymax drybulk carriers and five Handysize drybulk carriers.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We estimate that four vessels will be drydocked in the remainder of 2007, of which one will be drydocked during the second quarter of 2007 and three will be drydocked during the fourth quarter of 2007. One of these vessels, the Genco Beauty, will be drydocked for an intermediate survey and we therefore anticipate a shorter offhire period of five days. An additional five vessels are estimated to be drydocked in 2008. We estimate our drydocking costs for our fleet through 2008 to be:

	Q2 2007	Q3 - Q4 2007	2008
Estimated Costs (1)	$0.7 million	$1.6 million	$4.4 million
Estimated Offhire Days (2)	20	45	100

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash from operations.
(2) Assumes 20 days per drydocking per vessel (except for the Genco Beauty which will undergo an intermediate survey and is only expected to be offhire for 5 days). Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The Genco Reliance and Genco Success completed their drydocking during the first quarter of 2007 at a combined cost of $0.8 million. Additionally, the Genco Trader incurred 10 days of unscheduled offhire related to maintenance during the first quarter of 2007 and we expect to incur an additional 27 days of offhire during the second quarter of 2007 related to the Genco Trader. We believe that any offhire over 14 days will be reimbursed by our insurance coverage, but revenue is not recognized until the insurance claim has been realized.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended
	March 31, 2007	March 31, 2006
	(Dollars in thousands, except share and per share data)
	(unaudited)
INCOME STATEMENT DATA:
Revenues	$37,220	$32,572

Operating expenses:
Voyage expenses	1,413	1,104
Vessel operating expenses	6,389	4,559
General and administrative expenses	3,195	2,449
Management fees	351	347
Depreciation and amortization	7,186	6,417
Gain on sale of vessel	(3,575)	-
Total operating expenses	14,959	14,876

Operating income	22,261	17,696

Other (expense) income:
Income from derivative instruments	-	476
Interest income	1,066	569
Interest expense	(3,490)	(2,163)
Other (expense) income:	(2,424)	(1,118)

Net income	$19,837	$16,578

Earnings per share - basic	$0.78	$0.66

Earnings per share - diluted	$0.78	$0.66

Weighted average shares outstanding - basic	25,308,953	25,260,000

Weighted average shares outstanding - diluted	25,421,480	25,304,448

	March 31, 2007	December 31, 2006
BALANCE SHEET DATA:	(unaudited )
Cash	$87,158	$73,554
Current assets, including cash	94,318	88,118
Total assets	577,342	578,262
Current liabilities, including current portion of long-term debt	12,504	15,173
Total long-term debt, including current portion	206,233	211,933
Shareholders' equity	356,167	353,533

	Three Months Ended
	March 31, 2007	March 31, 2006
	(unaudited)

Net cash provided by operating activities	$23,329	$23,912
Net cash provided by (used in) investing activities	12,817	(642)
Net cash used in financing activities	(22,542)	(15,288)

	Three Months Ended
	March 31, 2007		March 31, 2006
FLEET DATA:	(unaudited	)
Total number of vessels at end of period	19		17
Average number of vessels (1)	19.6		17.0
Total ownership days for fleet (2)	1,762		1,530
Total available days for fleet (3)	1,731		1,521
Total operating days for fleet (4)	1,703		1,517
Fleet utilization (5)	98.3%		99.7%

AVERAGE DAILY RESULTS:
Time charter equivalent (6)	$20,683		$20,687
Daily vessel operating expenses per vessel (7)	3,627		2,980

	Three Months Ended
	March 31, 2007		March 31, 2006
	(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)
Net Income	$19,837		$16,578
+ Net interest expense	2,424		1,594
+ Depreciation and amortization	7,186		6,417
+ Amortization of nonvested stock compensation	586		519
+ Amortization of value of time charter acquired	456		456
EBITDA(8)	30,489		25,564

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.

(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

(8) EBITDA represents net income plus net interest expense, income tax expense, depreciation and amortization, amortization of nonvested stock compensation, and amortization of the value of time charter acquired. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. EBITDA is also used by our lenders in certain loan covenants. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

Genco Shipping & Trading Limited’s Fleet

Our fleet currently consists of seven Panamax, seven Handymax and five Handysize drybulk carriers with an aggregate carrying capacity of approximately 988,000 dwt. All of the vessels in our fleet were built in Japanese shipyards with a reputation for constructing high-quality vessels. Our fleet contains four groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of March 31, 2007, the average age of our fleet was 9.1 years, as compared to the average age for the world fleet of approximately 15.6 years for the drybulk shipping segments in which we compete. All of the vessels in our fleet are currently on long-term time charters with an average remaining life of approximately 16 months as of April 30, 2007.

Vessel	Charterer	Charter Expiration (1)	Time Charter Rate (2)

Panamax Vessels
Genco Beauty	Cargill International S.A.	June 2007 23 to 26 months from delivery	$29,000 31,500
Genco Knight	BHP	May 2007	29,000
	SK Shipping Ltd.	23 to 25 months from delivery to new charter	37,700(3)
Genco Leader	A/S Klaveness	December 2008	25,650(4)
Genco Trader	Baumarine AS	October 2007	25,750(4)
Genco Vigour	BHP	May 2007	29,000
	STX Panocean (UK) Co. Ltd.	March 2009	29,000(5)
Genco Acheron	STX Panocean (UK) Co. Ltd.	February 2008	30,000(6)
Genco Surprise	Cosco Bulk Carrier Co., Ltd.	November 2007	25,000
Handymax Vessels
Genco Success	KLC	January 2008	24,000
Genco Commander	A/S Klaveness	October 2007	19,750
Genco Carrier	Pacific Basin Chartering Ltd.	February 2008	24,000
Genco Prosperity	DS Norden	June 2007	23,000
	A/C Pacific Basin Chartering Ltd.	11 to 13 months from delivery to new charterer	26,000
Genco Wisdom	HMMC	November 2007	24,000
Genco Marine	NYK Bulkship Europe S.A.	February 2008	24,000(7)
Genco Muse	Qatar Navigation QSC	September 2007	26,500(8)
Handysize Vessels
Genco Explorer	Lauritzen Bulkers A/S	September 2007 August 2009	13,500 19,500
Genco Pioneer	Lauritzen Bulkers A/S	September 2007 August 2009	13,500 19,500
Genco Progress	Lauritzen Bulkers A/S	September 2007 August 2009	13,500 19,500
Genco Reliance	Lauritzen Bulkers A/S	September 2007 August 2009	13,500 19,500
Genco Sugar	Lauritzen Bulkers A/S	September 2007 August 2009	13,500 19,500

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course. Under the terms of each contract, the charterer is entitled to extend time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.
(2) Time charter rates presented are the gross daily charterhire rates before the payments of brokerage commissions ranging from 1.25% to 6.25% to third parties, except as indicated for the Genco Trader and the Genco Leader in note 4 below. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3) We have reached an agreement to commence a time charter for 23 to 25 months at a rate of $37,700 per day less a 6.25% third party commission. The time charter, subject to definitive documentation, is expected to commence following the expiration of the vessel’s current time charter.

(4) For the Genco Leader and the Genco Trader the time charter rate presented is the net daily charterhire rate. There are no payments of brokerage commissions associated with these time charters.
(5) We have reached an agreement to commence a time charter for 23 to 25 months at a rate of $33,000 per day for the first 11 months, $25,000 per day for the following 11 months and $29,000 per day thereafter, less a 5% third-party brokerage commission. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $29,000 per day for 23 to 25 months in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The time charter is expected to commence following the expiration of the vessel’s current time charter on or about May 5, 2007.
(6) The vessel was delivered to the charterer for the commencement of the time charter on March 20, 2007.
(7) The vessel was delivered to the charterer for the commencement of the time charter on March 29, 2007.
(8) Since this vessel was acquired with an existing time charter at an above-market rate, we allocated the purchase price between the vessel and an intangible asset for the value assigned to the above-market charterhire. This intangible asset is amortized as a reduction to voyage revenues over the remaining term of the charter, resulting in a daily rate of approximately $22,000 recognized as revenues. For cash flow purposes, we will continue to receive $26,500 per day until the charter expires.

Q1 2007 Dividend Announcement

The Company’s Board of Directors declared a first quarter 2007 dividend of $0.66 per share payable on or about May 31, 2007 to all shareholders of record as of May 17, 2007. As previously announced, the Company plans to declare quarterly dividends to shareholders by each February, May, August and November, in amounts substantially equal to its available cash from operations during the previous quarter, less cash expenses for that quarter (principally vessel operating expenses and debt service) and any reserves the Board of Directors determines the Company should maintain. These reserves may cover, among other things: drydocking, repairs, claims, liabilities and other obligations, interest expense and debt amortization, acquisitions of additional assets and working capital. The Q1 2007 dividend of $0.66 equates to an annualized yield of 7.5% based on the closing price of Genco Shipping & Trading’s common stock as of May 1, 2007 at $35.05.

John C. Wobensmith, Chief Financial Officer, commented, “We are pleased to declare a first quarter dividend of $0.66 per share, our seventh dividend since going public and second consecutive dividend under our increased quarterly target for 2007. Genco’s considerable financial flexibility, including our strong liquidity position combined with a unique dividend policy that includes a reserve for growth, positions the Company well to further consolidate the drybulk industry. In pursuing our growth strategy, we will maintain our prudent approach in seeking acquisitions that meet strict criteria related to earnings and cash flow accretion and return on capital. Complementing our long-term growth plan, we intend to create value for our shareholders in the near-tem through the distribution of sizable dividends. ”

Mr. Wobensmith added, “During the first quarter, Genco continued to receive strong support from the capital markets. The Company completed a secondary offering of shares held by Fleet Acquisition LLC, which is 99% owned by Oaktree Funds. In addition to pricing at the market, the offering was noteworthy due to the fact that share ownership of management and the Company’s Chairman did not change.”

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited owns a fleet of 19 drybulk vessels consisting of seven Panamax, seven Handymax and five Handysize vessels, with a carrying capacity of approximately 988,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Thursday, May 3, 2007 at 8:30 a.m., Eastern Time, to discuss its 2007 first quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (800) 263-8506 or (719) 457-2681 and enter passcode 8452086. A replay of the conference call can also be accessed until May 17, 2007 by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 8452086. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (ix) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims including offhire days; (x) the Company's acquisition or disposition of vessels and other factors listed from time to time in our public filings with the Securities and Exchange Commission, including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2006 and its reports on Form 8-K. Our ability to pay dividends in any period will depend upon factors, including the limitations under our loan agreements, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary.